Exhibit 99.1

Coastal Financial Corporation Adds New Board Member

Everett, Wash., July 24, 2018 — Coastal Financial Corporation (“Coastal”), the bank holding company for Coastal Community Bank announced that the Board of Directors expanded the size of the Company’s Board of Directors to 10 members and appointed Stephan Klee to the Company’s Board of Directors to fill the newly created vacancy.

Mr. Klee is the Chief Financial Officer at Portag3 Ventures, which makes investments in innovative financial services companies. Prior to joining Portag3, Mr. Klee served as Chief Financial Officer of Zenbanx Holding, Inc. and remained in an executive capacity after its merger with SoFi, Inc., one of the largest U.S. fintech companies. Previously, Mr. Klee served as a Senior Vice President at Bank of Nova Scotia, at ING Direct Canada, where he was CFO and Treasurer from 2011 to 2014, and at ING Direct USA, where he served as Chief of Staff from 2002 to 2011. He began his career at Deutsche Bank in Germany. Mr. Klee attended the University of Applied Sciences in Germany before earning an MBA at the Ivey Business School. He is also an AMP graduate from Harvard Business School.

Mr. Klee adds his expertise in emerging technologies and digital banking to the company’s board, bringing a new perspective as banking and customer access to banking services continues to evolve.

About Coastal Financial Corporation

Coastal Financial Corporation is the bank holding company for Coastal Community Bank, headquartered in Everett, Washington, which provides a wide range of banking products and services to consumers and small to medium sized businesses in the Puget Sound region in the state of Washington. As of March 31, 2018, Coastal had total assets of $831.0 million, total loans of $678.5 million and total shareholders’ equity of $66.9 million.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements. These forward-looking statements reflect Coastal’s current views with respect to, among other things, the commencement and completion of the initial public offering of its common stock. Any statements about Coastal’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Coastal cautions that the forward-looking statements in this press release are based largely on Coastal’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Coastal’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and Coastal does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law.

Contacts:

Eric Sprink

esprink@coastalbank.com

425.357.3659

Laura Byers

lbyers@coastalbank.com

425.349.2674